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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 23, 2009, except for the retrospective changes for SFAS 160 described in Note 1 and the segment reorganization described in Note 17, as to which the date is July 15, 2009, in the Registration Statement (Form S-4) and related Prospectus of First Data Corporation for the registration of $1,550,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2015; $3,180,162,544 aggregate principal amount of 10 11/20% Senior PIK Notes due 2015; and $2,500,000,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP
Denver, Colorado
July 15, 2009

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm